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                                 AFFILIATE AGREEMENT

       THIS AFFILIATE AGREEMENT (this "Agreement") is entered into as of ____________, 1999, by and between CYPROS PHARMACEUTICAL CORPORATION, a California corporation ("Parent"), and the undersigned affiliate
("Affiliate") of RIBOGENE INC., a Delaware corporation (the "Company").

                                      RECITALS

       A. Pursuant to that certain Agreement and Plan of Reorganization, dated as of August 4, 1999 (the "Merger Agreement"), by and among Parent, CYPROS ACQUISITION CORPORATION, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and the Company, Merger Sub will merge with and into the Company (the "Merger").

       B. As a result of the Merger and certain related transactions, the holders of Common Stock or Preferred Stock of the Company will receive shares of Common Stock or Preferred Stock, respectively, of Parent (the "Shares"). Affiliate understands that he, she or it may, upon the effectiveness of the Merger, be deemed (but does not hereby admit to be) an "affiliate" of Parent as such term is defined in paragraphs (c) and (d) of Rule 145 ("Rule 145") under the Securities Act of 1933, as amended (the "Act"), and as such, Affiliate may only transfer, sell or dispose of the Shares in accordance with Rule 145 and this Agreement.

       C. Affiliate understands that the representations, warranties and covenants set forth herein will be relied upon by Parent, Merger Sub and the Company, and their respective counsel.

                                     AGREEMENT

       NOW, THEREFORE, the parties hereby agree as follows:

1. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

2.     Affiliate represents, warrants, understands and agrees that:

       (a) Affiliate has full power and capacity to execute and deliver this Agreement and to make the representations, warranties and agreements herein and to perform his obligations hereunder.

       (b) Affiliate has carefully read this Agreement and has discussed with counsel, to the extent Affiliate felt necessary, the requirements, limitations and restrictions on his, her or its ability to offer, sell, pledge, transfer or otherwise dispose of the Shares he, she or it may receive in connection with the Merger and fully understands the requirements, limitations and restrictions this Agreement places upon Affiliate's ability to transfer, sell or otherwise dispose of such Shares.

                                       1.
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       (c)    Affiliate will not offer, sell, pledge, transfer or otherwise dispose of any of the Shares held by Affiliate unless at such time either (i) such transfer shall be in conformity with the provisions of Rule 145(d) (or any successor rule then in effect), (ii) a registration statement under the Act covering the proposed offer, sale, pledge, transfer or other disposition shall be effective under the Act, or (iii) Affiliate shall have furnished to Parent an opinion of counsel reasonably satisfactory to Parent, or a no action letter from the Securities and Exchange Commission, to the effect that no registration under the Act would be required in connection with the proposed offer, sale, pledge, transfer or other disposition.

3. Parent will use commercially reasonable efforts to comply with the public reporting requirements set forth in Rule 144(c) under the Securities Act.

4. Affiliate understands and agrees Parent is under no obligation to register the offer, sale, pledge, transfer or other disposition of the Shares by the Affiliate or to take any other action necessary in order to make compliance with an exemption from registration available.

5. Affiliate further represents that he is the beneficial owner of the Company Common Stock and/or Company Preferred Stock set forth below, or, if not set forth below, that he, she or it is not the beneficial owner of any Company Common Stock or Company Preferred Stock, as applicable.

6. Each party hereto acknowledges that (i) it will be impossible to measure in money the damage to Parent if Affiliate fails to comply with any of the obligations imposed by this Agreement, (ii) every such obligation is material and (iii) in the event of any such failure, Parent will not have an adequate remedy at law or damages and, accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure.

7. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California, County of San Diego; (ii) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Southern District of California;
(iii) each of the parties irrevocably waives the right to trial by jury; and
(iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address listed on the signature page of this Agreement.

8. This Agreement shall be binding upon, enforceable by and inure to the benefit of the parties named herein and their respective successors. This Agreement may not be assigned by any party without the prior written consent of Parent. Any attempted assignment not in compliance with this Section 8 shall be void and have no effect.

                                       2.
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9.     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

                                       3.
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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first written above.


                                    CYPROS PHARMACEUTICAL CORPORATION

                                    By:
                                        -------------------------------------
                                    Name:
                                        -------------------------------------
                                    Title:
                                        -------------------------------------

                                    AFFILIATE
                                    -----------------------------------------


                                    Print Name:
                                    -----------------------------------------
                                    Address:
                                    -----------------------------------------


                                    Shares of Company Common Stock
                                    Beneficially Owned:
                                                       -----------------
                                    Shares of Company Preferred Stock
                                    Beneficially Owned:
                                                       ----------------

                             [Signature Page to Affiliate Agreement]